March [●], 2024

Longboard Fund

Northern Lights Fund Trust II

225 Pictoria Drive, Suite 459

Cincinnati, OH 45246

Longboard Managed Futures Strategy Fund

Northern Lights Fund Trust II

225 Pictoria Drive, Suite 459

Cincinnati, OH 45246

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the “Agreement”) dated December 15, 2023, by and among Northern Lights Fund Trust II, a Delaware statutory trust (“NLFT II” or the “Trust”), on behalf of the Longboard Fund, a series of Northern Lights Fund Trust II (“Acquiring Fund”) and the Longboard Managed Futures Strategy Fund (“Acquired Fund”), each a series of the Trust (the Acquiring Fund and Acquired Fund are collectively the “Funds”), and, for purposes of paragraph 9.1 of the Agreement only, Longboard Asset Management, LP (the “Adviser”). The Agreement describes a proposed transaction (the “Reorganization”), to occur as of March 22, 2024 (the “Closing Date”), pursuant to which the Acquiring Fund will acquire substantially all of the assets and the liabilities of the Acquired Fund, and Class A and Class I shareholders of the Acquired Fund (“Acquired Fund Shareholders”) will receive Class A shares and Class I shares of the Acquiring Fund (“Acquiring Fund Shares”), respectively, with an aggregate net asset value equal to the aggregate net asset value of the shares in the Acquired Fund (“Acquired Fund Shares”) that the Acquired Fund Shareholders own immediately prior to the Reorganization, all on the terms and conditions set forth in the Agreement. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Information Statement on Form N-14 dated January 17, 2024, and such other items as we have deemed necessary to render this opinion. In addition, the Acquiring Fund and the Acquired Fund has provided us with a letter dated as of the date hereof (collectively, the “Representation Letters”) representing as to certain facts, occurrences and information upon which each of the Acquiring Fund and the Acquired Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i)	The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the Acquiring Fund’s Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the distribution of such Acquiring Fund Shares by the Acquired Fund in complete liquidation to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, all as provided in the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii)	Under Code Sections 361(a) or 357(a), no gain or loss will be recognized by the Acquired Fund (i) upon the transfer of all of the Acquired Fund’s assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund or (ii) upon the distribution (whether actual or constructive) of the Acquiring Fund Shares by the Acquired Fund to the Acquired Fund Shareholders in liquidation, as contemplated in the Agreement;

(iii)	Under Code Section 1032, no gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund as contemplated in the Agreement;

(iv)	Under Code Section 362(b), the tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the Reorganization;

(v)	Under Code Section 1223(2), the holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund;

(vi)	Under Code Section 354, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for the Acquiring Fund Shares in the Reorganization;

(vii)	Under Code Section 358, the aggregate tax basis of the Acquiring Fund Shares to be received by the Acquired Fund Shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor by such shareholder;

(viii)	Under Code Section 1223(1), the Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares to be received by the Acquired Fund Shareholder will include the period during which the Acquired Fund Shares exchanged therefor were held, provided that the Acquired Fund Shareholder held the Acquired Fund Shares as a capital asset on the date of the Reorganization; and

(ix)	The Acquiring Fund will succeed to and take into account the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury regulations thereunder.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion letter. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

Our opinions are provided solely to you as a legal opinion only, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. No opinion will be expressed as to (1) the effect of the Reorganization on (A) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (B) any Acquired Fund shareholder or Acquiring Fund shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, (C) the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, or (D) any limitations on the use or availability of capital losses, net operating losses, unrealized gain or loss or other losses under the Code or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Our opinions are being rendered to the Acquiring Fund and the Acquired Fund and their respective Boards of Trustees, and may be relied upon only by the Acquiring Fund and the Acquired Fund and their respective Boards of Trustees and shareholders, it being understood that we are not thereby establishing any attorney-client relationship with any shareholder of either

Fund. The Acquiring Fund, the Acquired Fund, and the respective shareholders are free to disclose the tax treatment or tax structure of any of the transactions described herein.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to the use of our name and to any reference to our firm in the Form N-14. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Alston & Bird LLP